UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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HEXCEL CORPORATION

(Name of Registrant as Specified In Its Charter)

O.S.S. CAPITAL MANAGEMENT LP

OSCAR S. SCHAFER & PARTNERS I LP

OSCAR S. SCHAFER & PARTNERS II LP

O.S.S. OVERSEAS FUND LTD.

O.S.S. ADVISORS LLC

SCHAFER BROTHERS LLC

OSCAR S. SCHAFER

PETER J. GRONDIN

EDWARD A. BLECHSCHMIDT

TIMOTHY D. LEULIETTE

JOACHIM V. HIRSCH

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OSS CAPITAL MANAGEMENT UNDERTAKES PROXY SOLICITATION FOR MORE QUALIFIED BOARD AT HEXCEL THAT CAN GROW BUSINESS AND MAXIMIZE STOCKHOLDER VALUE

Proposes Three Independent Nominees with Strong International Industrial Experience for Election to Hexcel Board of Directors

NEW YORK, NY, March 28, 2008 -- OSS Capital Management LP (“OSS Capital”), which together with affiliates beneficially owns approximately 5.3 million common shares of Hexcel Corporation, (NYSE:HXL), representing over 5.5% of the Company’s outstanding shares, today announced that it has filed proxy materials in which OSS Capital recommends that Hexcel stockholders elect three independent, highly-experienced executives as nominees to the Hexcel Board. OSS Capital is also withholding its vote for the re-election of current Hexcel directors Joel S. Beckman, Lynn Brubaker, and David C. Hurley, and recommends that stockholders withhold their votes for these three incumbent directors.

In a letter to Hexcel stockholders, OSS Capital emphasized that, given the company's continued shortfall in operational performance in relation to its two main competitors: “Change is needed at Hexcel.... The Hexcel Board needs new members with operational expertise to help maximize Hexcel’s business potential and who will ensure necessary initiatives are undertaken to boost margins and realize enhanced value for stockholders.”

OSS Capital made clear that the three independent nominees it is proposing “would add substantial expertise and dimension to the Hexcel Board of Directors, and each would bring to the company much needed independent expertise in international markets, manufacturing, cost-structure rationalization, and maximization of stockholder value.”

The nominees proposed by OSS Capital for the Hexcel Board are: Edward A. Blechschmidt, former Chief Executive Officer of Novellis, Inc. and of Gentiva Health Services; Joachim V. Hirsch, currently Vice President of Special Projects for Magna International, a diversified automotive supplier, and former President and Chief Executive Officer of Teksid Aluminum; and Timothy D. Leuliette, former co-Chairman and co-Chief Executive Officer of Asahi Tec Corporation, a global automotive supply company.

“These three business leaders all have a strong track record in growing an enterprise’s business, building the value of the enterprise for all its constituencies, and a proven understanding of the industrial marketplace. In sharp contrast, the present Hexcel Board is replete with directors who have little or no experience in industrial products, international business markets, and cost rationalization. Under these directors, we believe Hexcel has failed to deliver on its business potential and failed to achieve enhanced value for stockholders,” concluded OSS Capital.

The full text of the OSS Capital letter to Hexcel stockholders follows:

"March 28, 2008

Dear Fellow Stockholder:

OSS Capital Management LP and certain of its affiliates beneficially own approximately 5.3 million common shares of Hexcel Corporation, representing over 5.5% of the company’s outstanding shares as of the date of this letter. We have been a stockholder since August of 2005.

As a significant, long-term stockholder, we have a substantial interest in seeing that Hexcel’s management team and Board of Directors are strongly committed to maximizing value for stockholders. We are concerned with both Hexcel’s absolute performance and its performance relative to its peers.

CHANGE IS NEEDED AT HEXCEL

•	Hexcel’s operating margins have consistently lagged behind the margins of two of its main competitors, Cytec Industries, Inc. (NYSE: CYT) and Toray Industries, Inc. (TSE: 34020).
•	For too long, Hexcel’s management has been communicating to stockholders that margins will improve significantly, yet they have not delivered.
•	We believe Hexcel has lost market share to competitors and its stock performance has suffered as a result.
•	In our view, if Hexcel’s margins were more in-line with the margins of other industry players, the company’s intrinsic value would be significantly enhanced.

In our opinion, the Hexcel Board needs new members with operational expertise to help maximize Hexcel’s business potential and who will ensure necessary initiatives are undertaken to boost margins and realize enhanced value for stockholders.

ELECT DIRECTORS THAT WILL HOLD MANAGEMENT ACCOUNTABLE

OSS Capital is proposing three independent nominees who would add substantial expertise and dimension to the Hexcel Board of Directors. Each would bring to the Board and the company much needed independent expertise in international markets, manufacturing, cost-structure rationalization, and maximization of stockholder value. The nominees are:

Edward A. Blechschmidt:

Former Chief Executive Officer of Novellis, Inc. and of Gentiva Health Services, major market leading companies in industrial materials manufacturing and healthcare services, respectively.

Joachim V. Hirsch:

Currently Vice President of Special Projects for Magna International, a diversified automotive supplier. President and Chief Executive Officer of Teksid Aluminum from September 2003 to August 2007, the largest global manufacturer of aluminum engine blocks and cylinder heads with operating facilities in Europe, North America, South America, and Asia. Mr. Hirsch is also the former Chief Executive Officer of Textron Fastening Systems.

Timothy D. Leuliette:

Co-Chairman and co-Chief Executive Officer of Asahi Tec Corporation from January 2007 to January 2008, a global automotive supply company. At Asahi Tec/Metaldyne, Mr. Leuliette provided strategic and operational leadership to the global automotive supply company with annual revenues of approximately $3 billion and more than 10,000 employees at 55 facilities in 15 countries around the world.

Our three nominees each have a strong track record in growing an enterprise’s business, building the value of the enterprise for all its constituencies, and a proven understanding of the industrial marketplace, both domestically and overseas.

Under these directors, we believe Hexcel has failed to deliver on its business potential and failed to achieve enhanced value for stockholders. In light of the company’s underwhelming performance record, Hexcel and its Board can only benefit from fresh perspectives and more relevant experience.

We urge stockholders to take action NOW and vote for the election of Messrs. Blechschmidt, Hirsch, and Leuliette to the Hexcel Board of Directors. In electing these nominees, you will be electing individuals who are not beholden to Hexcel’s management, other Hexcel Board members, or OSS Capital. If elected, these nominees are committed to serve in the best interests of Hexcel and all Hexcel stockholders.

OSS Capital will vote its shares for director nominees Blechschmidt, Hirsch, and Leuliette. OSS Capital will withhold its vote for the re-election of current Hexcel directors Joel S. Beckman, Lynn Brubaker, and David C. Hurley.

Electing the right Board is an important first step to assure Hexcel addresses its performance issues. Consider the following:

•	In the most recent trailing twelve months, the operating margins for Cytec’s and Toray’s composite businesses were 19.8% and 22.2%, respectively. In comparison, Hexcel’s composite operating margin was 14.6% during the same time period.

•	Had Hexcel’s composite division achieved an operating margin of 21.0% (the average of the two competitors), the company would have earned an additional $60 million.
•	Applying Hexcel’s market EBIT multiple as of March 24, 2008 to this forgone income would have resulted in an enterprise value increase of more than $1.1 billion dollars.

Stockholders have every right to be concerned that Hexcel’s management and Board are not addressing the company’s shortfall in earnings.

Stockholders have every right to question whether Hexcel’s Board has the expertise to undertake the business strategy that will enhance Hexcel’s long-term potential.

As a stockholder, you can determine the future of your investment in Hexcel. We urge stockholders to elect a stronger, better qualified Board of Directors at Hexcel.

PROTECT YOUR INVESTMENT

VOTE FOR the three director nominees recommended by OSS Capital by voting the WHITE proxy card. Withhold your vote for Joel S. Beckman, Lynn Brubaker, and David C. Hurley. Your VOTE FOR the three nominees recommended by OSS Capital will help assure that Hexcel will have a Board that will have the appropriate expertise and commitment to maximize its value to all stockholders.

We thank you for your support.

/s/ Oscar S. Schafer	/s/ Andrew J. Goffe	/s/ Peter J. Grondin
Oscar S. Schafer	Andrew J. Goffe	Peter J. Grondin